UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 17, 2013

PACIRA PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-35060	51-0619477
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5 Sylvan Way, Suite 100, Parsippany, New Jersey	07054
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (973) 254-3560

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01               Other Events.

On January 17, 2013, Pacira Pharmaceuticals, Inc. (the “Company”) announced the pricing of its private offering of $110 million of aggregate principal amount of its convertible senior notes due 2019. The notes are to be offered and sold only to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. The notes will be the senior, unsecured obligations of the Company and will accrue interest payable semiannually in arrears at a rate of 3.25% per year.  The notes will mature on February 1, 2019. Upon conversion, holders will receive cash up to the principal amount of the notes and, with respect to any excess conversion value, cash, shares of the Company’s common stock, or a combination of cash and shares of the Company’s common stock, at the Company’s option. The conversion rate for the notes will initially be 40.2945 shares of common stock (subject to customary adjustments) per $1,000 principal amount, which is equivalent to an initial conversion price of approximately $24.82 per share of the Company’s common stock. The initial conversion price of the notes represents a premium of approximately 32.50% to the closing sale price of $18.73 per share of the Company’s common stock on The NASDAQ Global Select Market on  January 16, 2012. The Company has also granted to the initial purchasers a 30-day option to purchase up to an additional $10 million in aggregate principal amount of the notes on the same terms and conditions, solely to cover sales in excess thereof, if any. The sale of the notes is expected to close on January 23, 2012, subject to customary closing conditions.

The Company estimates that the net proceeds from the offering will be approximately $105.7 million (or $115.3 million if the initial purchasers exercise their option to purchase additional notes in full), after deducting the initial purchasers’ discounts and commissions and the estimated offering expenses payable by the Company.

The Company expects to use approximately $30.0 million of the net proceeds of the offering to repay all amounts outstanding under, and to terminate, its senior secured credit facility, and the remainder of the net proceeds from the offering (including from any exercise by the initial purchasers of their option to purchase additional notes) to fund the continued commercialization of EXPAREL and the development of additional indications for EXPAREL and for general corporate purposes.

The full text of the press release issued in connection with the announcement is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Safe Harbor

Certain of the statements made in this Current Report on Form 8-K are forward looking for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995, such as those, among others, relating to the Company’s expectations regarding the completion of the proposed notes offering. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include, without limitation, risks and uncertainties related to whether or not the Company will consummate the offering, the anticipated use of the proceeds of the offering, and the impact of general economic, industry or political conditions in the United States or internationally. There can be no assurance that the Company will be able to complete the proposed notes offering on the anticipated terms, or at all. Additional risks and uncertainties relating to Pacira and its business are discussed in Exhibit 99.2 to its Current Report on Form 8-K dated January 15, 2013, the “Risk Factors” section of the Company’s most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and in other filings that the Company periodically makes with the SEC. In addition, the forward-looking statements included in this Current Report on Form 8-K represent the Company’s views as of the date of this Current Report on Form 8-K. The Company anticipates that subsequent events and developments will cause its views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release, dated January 17, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 17, 2013	PACIRA PHARMACEUTICALS, INC.

	By:	/s/ James Scibetta
James Scibetta
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release, dated January 17, 2013